Free Writing Prospectus dated September 23, 2021

Filed pursuant to Rule 433

Relating to the Preliminary Prospectus Supplement filed September 23, 2021

Registration Statement No. 333-258299

Mawson Infrastructure Group Inc. Announces Proposed
Underwritten Public Offering in Connection with Expected Nasdaq Listing

Sydney, Australia — September 23, 2021 — Mawson Infrastructure Group Inc. (OTCQB:MIGI) (“Mawson” or the “Company”), a digital infrastructure provider with diversified operations across bitcoin mining and digital asset management, today announced that it intends to offer shares of its common stock together with warrants to purchase shares of common stock for sale in an underwritten public offering. In addition, the Company expects to grant the underwriter a 30-day option to purchase additional shares of common stock and warrants to purchase shares of common stock at the public offering price, less underwriting discounts, and commissions. In connection with the offering the Company’s common stock is expected to be listed on the Nasdaq Capital Market under the symbol “MIGI”. The offering is subject to market conditions, and there can be no assurance as to whether or when the offering may be completed, or as to the actual size or terms of the offering.

H.C. Wainwright & Co. is acting as the sole book-running manager for the offering.

The Company intends to use the net proceeds from this offering for working capital and general corporate purposes.

This offering is being made pursuant to an effective shelf registration statement on Form S-3 (No. 333-258299) previously filed with the U.S. Securities and Exchange Commission (the “SEC”) and declared effective by the SEC on August 9, 2021. A preliminary prospectus supplement and accompanying prospectus describing the terms of the proposed offering has been filed with the SEC and is available on the SEC’s website located at http://www.sec.gov. Electronic copies of the preliminary prospectus supplement and the accompanying prospectus may be obtained, when available, by contacting H.C. Wainwright & Co., LLC at: 430 Park Avenue 3rd Floor, New York, NY 10022 by email at placements@hcwco.com , or by telephone at (646) 975-6996. Before investing in this offering, interested parties should read in their entirety the preliminary prospectus supplement and the accompanying prospectus and the other documents that the Company has filed with the SEC that are incorporated by reference in such prospectus supplement and the accompanying prospectus, which provide more information about the Company and such offering.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

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About Mawson Infrastructure

Mawson Infrastructure is a digital infrastructure provider, with diversified operations across Cryptocurrency Mining and Digital Asset Management. Headquartered in Sydney, Australia and operating across the USA and Australia, Mawson Infrastructure’s mission is to build a bridge between the rapidly emerging digital asset industry and traditional capital markets, with a strong focus on shareholder returns. Mawson matches energy infrastructure with next-generation mobile data centre solutions, enabling the proliferation of blockchain technology.

For more information, visit: www.mawsoninc.com

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Mawson cautions that statements in this press release that are not a description of historical fact are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words referencing future events or circumstances such as “expect,” “intend,” “plan,” “anticipate,” “believe,” and “will,” among others. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. These forward-looking statements are based upon Mawson’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include, without limitation, the possibility that Mawson’s need and ability to raise additional capital, the development and acceptance of digital asset networks and digital assets and their protocols and software, the reduction in incentives to mine digital assets over time, the costs associated with digital asset mining, the volatility in the value and prices of cryptocurrencies, further or new regulation of digital assets and the successful expansion of electrical infrastructure at the Midland site. More detailed information about the risks and uncertainties affecting Mawson is contained under the heading “Risk Factors” included in Mawson’s Annual Report on Form 10-K filed with the SEC on March 1, 2021 and Mawson’s Quarterly Report on Form 10-Q filed with the SEC on August 10, 2021, and in other filings Mawson has made and may make with the SEC in the future. One should not place undue reliance on these forward-looking statements, which speak only as of the date on which they were made. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Mawson undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made, except as may be required by law.

Investor Contact:

Brett Maas
646-536-7331
brett@haydenir.com
www.haydenir.com